Exhibit 10
                          [vFinance, Inc. Letterhead]

November 15, 2004

Ms. Sheila Reinken
4075 Battersea Road
Coconut Grove, FL 33133

Dear Sheila:

It is our pleasure to offer you ("Employee") the position of Chief Financial Officer and Chief Administrative Officer ("CFO") at vFinance Inc. ("VFIN" or "the Company"). This position reports to the Chairman and COO of vFinance, Inc. Your start date will be on January 4, 2005. As a condition of your employment you will attend budget meetings and the Company holiday party in New York City and Boca Raton. The meetings in New York will be on December 8 and 9. The Boca meetings are scheduled for December 16. The Company will reimburse you for all of your travel expenses to New York.

The terms of your employment are as follows:

1) The Company shall pay Employee a base salary of $155,000 per annum ("Base Salary"), payable on a bi-weekly basis, less any and all applicable Federal and State taxes. Immediately after you acquire your NASD Series 27, VFIN will increase your Base Salary to $175,000. It is expected that you will obtain your NASD Series 27 license within 6 months of your start date. Your performance will be evaluated annually and based upon job performance your salary may be adjusted at that time. As an Officer of the Company, you are eligible for discretionary bonuses based upon the profitability of VFIN and your individual performance. The target bonus compensation for this position is equal to 50% of the base salary.

2) In your capacity as CFO, your organization is tasked with providing financial, human resource, information, data and telecommunications services ("Services") to the firms Independent Contractors and Broker Dealers that "clear" through the Company and its subsidiaries. You are eligible to earn incentive compensation ("IC") on a quarterly basis based on a year-to-date revenues per the following formula:
         a) In the first year of your employment your bonus will be equal to 10% of the operating profits generated from the creation and sale of Services.
         b) In each successive year, the operating profit of the year just ended will be subtracted from the prior year to determine the incremental operating profit for the year just ended ("IOP"). Each year the IOPs from the proceeding years will earn commission per the following percentages:

                     --------------------------- ----------------
                               Period              Percentage
                     --------------------------- ----------------
                     Year Just Ended                   10%
                     --------------------------- ----------------
                     IOP prior year                    8%
                     --------------------------- ----------------
                     IOP two years ago                 6%
                     --------------------------- ----------------
                     IOP three years ago               4%
                     --------------------------- ----------------
                     IOP four years ago                2%
                     --------------------------- ----------------
                     IOP five years ago                0%
                     --------------------------- ----------------

         c) Example: Employee has completed their third year with the company. The operating profits for the company for each year is as follows:

--------------------------- ------------------ ----------------------------------- ------------------ -----------------------
          Period            Operating Profit                  IOP                   Commission Rate     Commission Earned
--------------------------- ------------------ ----------------------------------- ------------------ -----------------------
Year Just Ended                 3,150,000      1,550,000 (3,150,000-1,600,000)            10%                155,000
--------------------------- ------------------ ----------------------------------- ------------------ -----------------------
IOP prior year                  1,600,000      850,000 (1,600,000- 750,000)               8%                  68,000
--------------------------- ------------------ ----------------------------------- ------------------ -----------------------
IOP two years ago                750,000       750,000                                    6%                  45,000
--------------------------- ------------------ ----------------------------------- ------------------ -----------------------
         Total annual IC earned = $268,000

     Your quarterly compensation will be paid on year-to-date operating profits multiplied by the Commission Rate applicable less prior payments. In the above example should operating profits earned in the first quarter equal $1,000,000; then the IC earned would equal $65,000 (($750,000 * 6%) +
     ($250,000 * 8%)).

3) You are eligible to participate in all employee benefit plans and arrangements now in effect or which may hereafter be established including all life insurance plans, medical care plans, disability, retirement and other employee benefits plans of the Company. In addition, the Company hereby agrees to pay for family medical (PPO) and family dental coverage for Employee. (Such coverage to begin on or about employee's start date).

4) You will, immediately upon employment, begin earning (accruing) vacation at the rate of four weeks per annum.

5) You shall be reimbursed for all reasonable pre-approved expenses incurred in the performance of your duties including but not limited to entertainment, travel, cell phone charges, high speed internet access fees, and training materials and classes related to the series 27 examination, and other expenses deemed reasonably necessary by your direct superiors.

6) Until such time as you relocate to either Palm Beach or Broward counties, you will have the option to work one day per week out of your home office. The employee understands that on those days their presence in the office is not required to fulfill the duties of the position. The Company will purchase of necessary equipment to set up a home office including a laptop computer (which will also serve as the employees office computer) and printer. The firm will reimburse the employee for high-speed Internet, fax and telecommunication services.

7) Employee will be granted options to purchase 600,000 shares of vFinance, Inc. Common Stock at an exercise price equal to the closing price of VFIN as of the most recent business day prior to the employee's start date. The options are granted pursuant to the terms and conditions of the Employee Option Plan. The Options shall vest as follows: 150,000 Options shall vest on January 4, 2006 and 150,000 options shall vest each subsequent year thereafter, on January 4, until all such options are vested. Vesting only takes place if the Employee is employed with the Company on the applicable annual vesting date. Employee will also be eligible for ongoing option grants at the discretion of the Company. Should there be a change of management control in the Company, then all options immediately vest. Change of management control is deemed to occur when an individual or company purchases more than 51% of the issued shares of the Company and the Chairman and CEO of the Company are terminated or their respective positions are replaced. Beginning no later than one (1) year from the date of employment, the Company shall provide the Employee with standard piggy-back registration rights with respect to the shares of VFIN Common Stock underlying the Options.

8) This offer is not an employment agreement or a guarantee of employment. Your employment with the Company is "at will". The Company may terminate you for any reason, with or without cause and you may terminate your employment with or without cause.

9) During the term of your employment, you shall perform the duties and responsibilities consistent with the Position Description (see attachment) for the Chief Financial Officer and Chief Administrative Officer as well as other duties as may be assigned to you. In the event the Company terminates you without cause or the Employee terminates her employment for any reason, each Party shall give the other party 4 weeks notice of termination in writing. The Company, at its option, reserves the right to accept Employees termination notice effective upon receipt of such notice by Employee. Should there be a change of management control as defined in 7 above and should new management terminate your employment; then you will be entitled to severance equal to one year salary plus benefits paid to Employee in twelve (12) equal monthly payments as long as you do not receive compensation for your ownership in the company in an amount equal to or greater than $1,000,000 USD. Should new management reduce Employee's salary and/or reduce the amount of bonus the Employee can earn, then you would have the option to terminate your employment and receive one year's salary (plus benefits) paid to you in twelve (12) equal monthly payments provided you do not receive compensation for your ownership in vFinance in an amount equal to or greater than $1,000,000 USD.

10) "Confidential Information" means knowledge, information and material which is proprietary to the Company, of which Employee may obtain knowledge or access through or as a result of his employment by the Company (including information conceived, originated, discovered or developed in whole or in part by Employee during his employment with the Company). Confidential Information includes, but is not limited to, technical knowledge, information and material such as trade secrets, processes, formulas, data, know-how, strategies, analytical models, improvements, inventions, computer programs, drawings, patents, and experimental and development work techniques. Marketing and other information such as supplier lists, customer lists, list of prospective customers and acquisition targets, marketing and business plans, business or technical needs of customers, consultants, licenses or suppliers and their methods of doing business, arrangements with customers, consultants, licenses or suppliers, manuals and personal records or data. Confidential information also includes any information described above which the Company obtains from another party and which the Company treats as proprietary or designates as confidential, whether or not owned or developed by the Company. Notwithstanding the foregoing, any information which is or becomes available to the general public otherwise than by breach of this Section shall not constitute Confidential Information for purposes of this Agreement.

     a) During the term of your employment and eighteen (18) months thereafter, Employee agrees to hold in confidence all Confidential Information and not to use such information for Employee's own benefits or to reveal, report, publish, disclose or transfer, directly or indirectly, any Confidential Information to any person or entity, or to utilize Confidential Information for any purposes, except in the course of Employee's work for the Company.

     b) Employee will abide by any and all security rules and regulations, whether formal or informal, that may from time to time be imposed by the Company for the protection of Confidential Information, and will inform the Company of any defects in or improvements that could be made to, such rules and regulations.

     c) Employee will notify the Company in writing immediately upon receipt of any subpoena, notice to produce, or other compulsory order to process of any court of law or government agency if such document requires or may require disclosure or other transfer of Confidential Information.

     d) Upon termination of employment, Employee will deliver to the Company any and all records and tangible property that contains Confidential Information that is in his possession or under his control.

11) The Employee covenants and agrees that for an eighteen (18) month period following termination, you will not, directly or indirectly, hire any employee of the Company or its affiliates or solicit or induce any employee of the Company or its affiliates to leave the Company.

If any court shall determine that the duration or geographical limit of any covenant contained in Sections 10 or 11 is unenforceable, it is the intention of the parties that these covenants shall not thereby be terminated but shall be deemed amended to the extent required to render it valid and enforceable, and such amendment to apply in the jurisdiction of the court that has made such adjudication.

Employee acknowledges that by accepting this offer of employment, the covenants contained in Sections 10 or 11 hereof are the basis upon which this offer is being proffered and that each of these covenants is reasonable and necessary to protect and preserve the interests, properties and business of the Company, and that an irreparable loss and damage will be suffered by the Company should Employee breach any such covenants. Employee further acknowledges that he shall not be precluded from the enforcement of these provisions.

We are excited at the prospects of working with you and believe that your skills and experience will contribute significantly to our ongoing success. Please indicate your acceptance of our offer by signing this letter in the space provided below.

vFinance, Inc.
By:

/s/ Timothy E. Mahoney
----------------------
Timothy E. Mahoney
Chairman and COO


Agreed and accepted:

Employee

By: /s/ Sheila Reinken
----------------------
     Sheila Reinken

 November 29, 2004
------------------
 Date